Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264145

ARES STRATEGIC INCOME FUND

SUPPLEMENT NO. 12 DATED SEPTEMBER 12, 2024

TO THE PROSPECTUS DATED APRIL 26, 2024

This prospectus supplement (“Supplement”) contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of Ares Strategic Income Fund (the “Fund”), dated April 26, 2024 (as amended and supplemented to date, the “Prospectus”). This Supplement is part of and should be read in conjunction with the Prospectus. Unless otherwise indicated, all other information included in the Prospectus, or any previous supplements thereto, that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Effective immediately, the Prospectus is updated to disclose that on September 12, 2024, Ares Strategic Income Fund (the “Fund”) entered into (i) the third amended and restated investment advisory and management agreement (the “Third Amended and Restated Investment Advisory and Management Agreement”), by and between the Fund and Ares Capital Management LLC, the Fund’s investment adviser (the “Adviser”); and (ii) the second amended and restated administration agreement (the “Second Amended and Restated Administration Agreement”), by and between the Fund and Ares Operations LLC, the Fund’s administrator (the “Administrator”).

Amendment and Restatement of Second Amended and Restated Investment Advisory and Management Agreement and Amended and Restated Administration Agreement

On September 12, 2024, the Fund entered into the Third Amended and Restated Investment Advisory and Management Agreement, which amended and restated the Fund’s second amended and restated investment advisory and management agreement, by and between the Fund and the Adviser, dated May 25, 2023 (the “current amended and restated investment advisory and management agreement”), in response to comments issued by state securities regulators in connection with their review of the Fund’s public offering (the “Offering”). The terms of the Third Amended and Restated Investment Advisory and Management Agreement are unchanged from those of the current amended and restated investment advisory and management agreement under which the Adviser provides investment advisory services to the Fund, except to clarify certain types of costs and expenses that will not be borne by the Fund.

The foregoing description of the Third Amended and Restated Investment Advisory and Management Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amended and Restated Investment Advisory and Management Agreement, which is filed as an Exhibit to our Registration Statement on Form N-2 (File No. 333-264145) declared effective by the Securities and Exchange Commission (the “SEC”) on April 24, 2023, as amended and supplemented.

On September 12, 2024, the Fund entered into the Second Amended and Restated Administration Agreement, which amended and restated the Fund’s amended and restated administration agreement by and between the Fund and the Administrator, dated May 25, 2023 (the “current amended and restated administration agreement”), in response to comments issued by state securities regulators in connection with their review of the Offering. The terms and conditions of the Second Amended and Restated Administration Agreement are unchanged from those of the current amended and restated administration agreement, under which the Administrator provides administrative services to the Fund, except to remove certain expenses of the Administrator from the costs and expenses that are to be borne by the Fund under the Second Amended and Restated Administration Agreement.

The foregoing description of the Second Amended and Restated Administration Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amended and Restated Administration Agreement, which is filed as an Exhibit to our Registration Statement on Form N-2 (File No. 333-264145) declared effective by the Securities and Exchange Commission on April 24, 2023, as amended and supplemented.

Please retain this Supplement with your Prospectus.